Exhibit 99.1
Pattern Energy Enters Agreement to Sell Operations in Chile
- Enters agreement for sale of 81 MW in El Arrayán Wind
project to Arroyo Energy Investors -

SAN FRANCISCO, California, May 24, 2018 - Pattern Energy Group Inc. (NASDAQ and TSX: PEGI) (“Pattern Energy” or the “Company”) today announced it has entered into an agreement for the sale of the Company’s operations in Chile, which principally consist of its 81 megawatt (“MW”) owned interest in the 115 MW El Arrayán Wind project (“El Arrayán Wind”), to affiliates of Arroyo Energy Investors (“Arroyo”) for which Pattern Energy will receive cash consideration of $67.0 million. This price represents a cash available for distribution (“CAFD”) multiple that is greater than the CAFD multiple for projects the Company has acquired in the past. Pattern Energy also expects to eliminate more than $1.0 million of annual overhead related to managing the business in Chile.

“The sale of El Arrayán Wind is an excellent result for us. The price represents a 30 percent uplift over El Arrayán Wind’s contribution to the Company’s current value,” said Mike Garland, CEO of Pattern Energy. “While the purchase price demonstrates material embedded value in our assets, the primary reason for the sale was strategic. Chile was a good candidate for sale as it was one of the higher cost operations in our fleet because of the distance from the rest of our operations and the different legal, tax and regulatory environments. The proceeds of the sale will go to either make further accretive investments, pay down debt, buy back stock or other corporate purposes. We want to thank our employees in Chile who have been outstanding, loyal, smart and demonstrated an excellent work ethic. We could not have asked for a better team.”
El Arrayán Wind is located approximately 400 km north of Santiago on the coast of Chile. The facility commenced commercial operations in the second quarter of 2014 and approximately 70% of its production is contracted for sale through a long-term fixed-for-floating hedge with Minera Los Pelambres.
The transaction is expected to close within 90 days, subject to customary closing conditions.
Because the marketing for the sale of El Arrayán Wind was conducted concurrently with the marketing for the sale of Conejo Solar, a project in Chile owned by Pattern Energy Group LP (“Pattern Development 1.0”), the Conflicts Committee of the Board of Directors of Pattern Energy (which is comprised entirely of independent directors) reviewed and considered the El Arrayán Wind transaction in accordance with Pattern Energy’s conflict of interest policies, including with respect to the relative purchase price of El Arrayán Wind and Conejo Solar and waiver of Pattern Energy's Right of First Offer (the “ROFO”) over Conejo Solar. The Board of Directors of Pattern Energy approved the El Arrayán transaction and waiver of the ROFO rights related to Conejo Solar, which will be sold to Arroyo concurrent with the El Arrayán Wind transaction.

About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 24 wind and solar power facilities, including one project it has agreed to acquire, with a total owned interest of 2,861 MW in the United States, Canada and Japan that use proven, best-in-class technology. Pattern Energy’s wind and solar power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

About Arroyo Energy Investors
Arroyo Energy Investors is an independent private equity firm that focuses on investing in energy infrastructure assets in the power generation and midstream space in North and South America. Arroyo Energy Investors has offices in The Woodlands, Texas and Santiago, Chile. For more information, visit www.arroyoenergygroup.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws, including statements regarding the ability to close the sale of El Arrayán, the existence of embedded value within Pattern Energy’s assets, and the use of proceeds from the sale. These forward-looking statements represent Pattern Energy's expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pattern Energy's control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Pattern Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Pattern Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Pattern Energy’s annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or Pattern Energy’s actual results to differ materially from those contained in any forward-looking statement.
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Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com